Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE PROVIDES ADDITIONAL INFORMATION
ON ITMN-191 (R7227) MAD STUDY RESULTS
BRISBANE, Calif., April 2, 2008 — Following its press release and conference call of April 1, 2008, InterMune, Inc. (Nasdaq: ITMN) today provided additional information on its Phase 1b multiple-ascending-dose (MAD) study of ITMN-191 to facilitate comparison with previously published data describing other HCV protease inhibitors. The additional information pertains to the Day 14 median reductions in HCV RNA in this study (see table below).

			Mean Maximum Reduction	Day 14 Median
			HCV RNA	HCV RNA Reduction
		Total Daily	Log10 IU/mL	Log10 IU/mL
Cohort	Dose	Dose (mg)	(%*)	(%*)
1	100 mg q12h	200	1.6	0.7
			(97.49%)	(80.05%)

2	100 mg q8h	300	2.6	1.7
			(99.75%)	(98.01%)

3	200 mg q12h	400	3.4	3.1
			(99.96%)	(99.92%)

4	200 mg q8h	600	3.9	3.8
			(99.99%)	(99.98%)

*	Calculated from log10 reductions shown in table.
One final cohort consisting of treatment-experienced patients dosed at 300mg every 12 hours will begin dosing next week.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a research and development portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 at Roche) in Phase 1b, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 14, 2008 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) risks related to the long, expensive and uncertain clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues or delays in anticipated timing of the regulatory approval process; (ii) risks related to failure to achieve the clinical trial results required to commercialize our product candidates; and (iii) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
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